Exhibit 19.1

TRADING IN SECURITIES AND CONFIDENTIALITY OF INSIDE INFORMATION FOR EMPLOYEES

March 2024

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

Contents
1.0Introduction    3
2.0General    6
3.0 Rule 10b5-1    6
4.0Option Exercises    7
5.0Restricted Stock    7
6.0401(k) Savings Plan    7
7.0Gifts    8
8.0Prohibition of Short Sales    8
9.0Additional Restrictions.    8
9.1Standing or Limit Orders    8
9.2Churning    8
9.3Margin Accounts and Pledges    8
9.4Public-Traded Options    9
9.5Hedging Transactions    9
10.0Maintenance of Confidentiality of Nonpublic Information Obtained from Customers9
11.0Regulation FD    9
12.0Post-Termination Transactions    10
13.0Other    10
14.0Review of Policy    10

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

1.0    Introduction
As a financial institution and a publicly traded company, First Financial Northwest, Inc. (together with its subsidiaries, “First Financial”) has a legal obligation to maintain the confidentiality of nonpublic information obtained in the course of its business. This obligation extends to all employees at the institution. This obligation precludes the use by employees for direct or indirect personal gain or profit, of nonpublic information (also known as inside information) received in connection with First Financials’ business activities.

Moreover, engaging in securities transactions while aware of material nonpublic information (insider trading) or communicating such information to other employees or people not affiliated with First Financial who then engage in securities trading (tipping) violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including:

▪exposure to investigations by the Securities and Exchange Commission (“SEC”);
▪criminal and civil prosecution;
▪disgorgement (forfeiture) of any profits realized or losses avoided through use of the nonpublic information;
▪civil penalties of up three times such profits or avoided losses, whichever is greater;
▪criminal penalties of up to 20 years in prison and/or up to $5 million; and
▪exposure to additional liability in private civil actions.

While the regulatory and law enforcement agencies typically concentrate their efforts on the individuals who trade, or who provide inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. As a result, insider trading violations expose First Financial, its directors, officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations. Any person who violates this policy may be subject to disciplinary action, which may include ineligibility to participate in First Financial’s equity incentive plans or termination of employment.

The SEC has adopted a rule for fair disclosure, Regulation FD, which prohibits selective disclosure of material nonpublic information by U.S. public companies, such as First Financial. In particular, Regulation FD applies to disclosures made by First Financial, or any person acting on its behalf, such as an executive officer, director, investor relations or public relations officer, and any other officer, employee or agent of First Financial who regularly communicates with securities market professionals or stockholders of First Financial. Violations of Regulation FD can subject a company, or persons acting on its behalf, to SEC enforcement action, fines and other penalties. The SEC has indicated that the establishment of “an appropriate policy, and the issuer’s adherence to it, may often be relevant in determining the issuer’s intent with regard to selective disclosure.”

First Financial, therefore, has adopted the policies set forth in this document in an effort to ensure that material nonpublic information is not used by employees in securities transactions, that employees comply with federal and state securities laws restricting trading in securities and avoid the severe consequences associated with violations of these securities laws, and that the confidentiality of information First Financial receives in the course of First Financial’s business is maintained.

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

The policies regarding securities transactions also apply to transactions by (i) family members or other individuals who reside in the same household with employees and any family members who do not live in the same household with employees but whose transactions in First Financial securities are directed by employees or are subject to their influence or control, such as parents or children who consult with the employee before they trade First Financial securities (“immediate family members”) and (ii) any corporation, partnership, trust or other entity the employee has or shares the ability to control the investment decisions of (“controlled entities”). Each employee is responsible for the transactions of immediate family members and should make them aware of the need to discuss with the employee any trades in First Financial's securities before they occur. Similarly, transactions by controlled entities are treated under this policy and applicable securities laws as if they were for the employee's own account. Transactions in First Financial securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this policy. The securities laws do not recognize mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve First Financial’s reputation for adhering to the highest standards of conduct.

Strict compliance with these policies is expected of all employees and their immediate family members and controlled entities, and any violation may result in sanctions, up to and including termination of employment.

Employees who are officers of First Financial are not subject to the policies in this document, but are instead subject to the policies set forth in the separate document entitled “Trading in Securities and Confidentiality of Inside Information for Officers and Directors.”

As used in this document, the term “material information” means information relating to any company with publicly-traded securities (including, but not limited to, First Financial), the public dissemination of which would likely affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Any information that could be expected to affect a company's stock price, whether the information is positive or negative, should be considered. While it is impossible to list all types of information that might be deemed material, information dealing with the following subjects is often found material:

1.earnings estimates or results, whether for the month, quarter or year, including changes to previously announced earnings guidance;
2.a change in dividend policy or the declaration of a stock split;
3.proposals or plans for acquisitions, including mergers and tender offers;
4.sales of substantial assets;
5.changes in debt ratings;
6.securities offerings or the establishment of a repurchase program for securities;
7.significant operational issues, including write-downs of assets, additions to reserves for bad debts or contingent liabilities or changes in non-performing assets;
8.liquidity problems;
9.significant management developments;
10.significant expansion of operations, whether geographic or otherwise;
11.cybersecurity risks and incidents, including vulnerabilities or breaches;
12.major pricing or marketing changes;

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

13.pending or threatened significant litigation or regulatory developments, including investigations by governmental bodies;
14.changes in auditors or notification that the auditor's reports may no longer be relied upon;
15.significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
16.any other information which, if known, would likely influence the decisions of investors.

Information about a company generally is not material if its public dissemination would not have an impact on the price of the company's publicly-traded securities.

Information that has not been previously and fully disclosed to the public generally is considered nonpublic. Information about First Financial or another company that is not yet in general circulation should be considered nonpublic. This includes information available only to a select group of analysts, brokers or institutional investors and undisclosed facts that are the subject of rumors, even if the rumors are widely circulated. To show that information is public, you should be able to point to some evidence that it has been widely disseminated. Information should not be considered available to the general public until at least the later of 48 hours or one full trading day after the public release of the information in a press release or in a document publicly filed with or furnished to the SEC.

Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether nonpublic information is material, you should presume that it is and not trade until the later of 48 hours or one full trading day after the information has been made available to the general public. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of First Financial or any employee or director of First Financial does not constitute legal advice or insulate an individual from liability under applicable securities laws. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how regulatory agencies and others might view the transaction in hindsight.

As used in this document, the term “securities” includes common stock, options to purchase common stock and any other securities such as preferred stock, trust preferred securities, warrants and debt securities, as well as derivative securities, such as exchange-traded options.

THE BASIC INSIDER TRADING POLICY – Except as noted below, no purchase or sale of First Financial securities is allowed by non-officer employees or their immediate family members or controlled entities (i) during the blackout period beginning on the 17th calendar day of the third month of each fiscal quarter and continuing until the later of 48 hours or one full trading day after the public release of earnings for such period (the earnings blackout period), or (ii) while they possess other material nonpublic information concerning either First Financial or any other company with which First Financial has business dealings and continuing until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material.

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

2.0General
Unless done pursuant to an exception discussed below, no employee of First Financial, or any of his or her immediate family members or controlled entities, may purchase or sell (or recommend that anyone else purchase or sell) any security issued by First Financial (i) from the commencement of the earnings blackout period noted above and continuing until the later of 48 hours or one full trading day after the public release of First Financial’s earnings for such period, or (ii) at any other time the employee is aware of material nonpublic information, until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material. For example, if an earnings release is issued at 6 a.m. on a Thursday, no trades can be made until 6 a.m. on Monday of the next week; or if released on a Friday, no trades can be made until the following Tuesday.

In addition to the above restrictions on transactions in First Financial securities, an employee who learns of material nonpublic information about a company with which First Financial has a business relationship (e.g., a customer, vendor or entity with which First Financial is negotiating a transaction) may not, and his or her immediate family members and controlled entities may not, trade (or recommend that anyone else trade) in the securities of such other company until the later of 48 hours or one full trading day after the public release of such information or until such information is no longer material.

As a corollary to this policy, any person with knowledge of material nonpublic information acquired in the course of business of First Financial may not communicate this information to any person outside of First Financial (including, but not limited to, family members and friends) or to another First Financial employee who does not have a need to know such information in connection with the performance of his or her duties to First Financial.

3.0Rule 10b5-1
The SEC’s Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if in good faith you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material nonpublic information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material nonpublic information at the time of the trades. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of First Financial’s stock on the first trading day of each month if the price does not exceed a specified level.

Any employee who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with First Financial’s Chief Executive Officer. As required by Rule 10b5-1, you may enter into or amend

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

a trading plan only when you are not in possession of material nonpublic information. In addition, you may enter into or amend a trading plan only during a period when trading by non-officer employees is permitted (i.e., during an open trading window). You may not establish overlapping Rule 10b5-1 trading plans and you must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one such plan during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1. You must observe a 30-day cooling-off period between the date a Rule 10b5-1 trading plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification (a longer cooling-off period applies to employees who are subject to filing transaction reports with the SEC pursuant to Section 16 of the Securities Exchange Act).

If you think you may be aware of material nonpublic information, you should either refrain from trading or contact First Financial’s Chief Executive Officer before initiating a Rule 10b5-1 trading plan.

4.0Option Exercises
This insider trading policy does not apply to the exercise of a stock option granted under a First Financial plan or to the exercise of a tax withholding right pursuant to which you elect to have First Financial withhold shares subject to an option to satisfy tax withholding requirements, or the use of a “net-settled” option exercise, whereby First Financial withholds and retires shares relating to the exercise of an option. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy also applies to the disposition of shares of First Financial’s stock by using such shares to pay the exercise price of a stock option (commonly referred to as “pyramiding”). You may effect such transactions only during a period when trading by non-officer employees is permitted or pursuant to a pre-approved Rule 10b5-1 trading plan.

5.0Restricted Stock
This insider trading policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elected to have First Financial withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

6.0401(k) Savings Plan
This insider trading policy does not apply to actual purchases of First Financial stock in the First Financial 401(k) savings plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) savings plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to First Financial stock, (ii) an election to make an intra- plan transfer of an existing account balance into or out of First Financial stock, (iii) an election to borrow money against your 401(k) savings plan account if the loan will result in a liquidation of some or all of your First Financial stock balance and (iv) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the First Financial stock fund. Such

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

transactions may be effected only during a period when trading by non-officer employees is permitted and you are not in possession of material nonpublic information.

7.0Gifts
Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them. If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to family members or other persons, where you have reason to believe (which will be judged after the fact with 20-20 hindsight) that the recipient is likely to sell the securities soon after receiving them. For this reason, you should not make such gifts of First Financial securities at a time when you are aware of material nonpublic information about First Financial. You and your immediate family members and controlled entities may make such gifts of First Financial securities only during a period when trading by employees is permitted (and then only if you are not aware of material nonpublic information about First Financial), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 plan.

8.0Prohibition of Short Sales
Short sales of First Financial securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in First Financial or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve First Financial’s performance. For these reasons, short sales of First Financial’s securities are prohibited by this policy. In addition, under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of First Financial’s equity securities. Under Section 16, a “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

9.0Additional Restrictions
9.1Standing or Limit Orders
Standing or limit orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, create heightened risks for insider trading violations as there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material nonpublic information. Therefore, you are discouraged from placing standing or limit orders on First Financial’s securities. If you determine that you must use a standing order or limit order, the order should be limited to short duration.

9.2Churning
To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of First Financial’s securities. Such “churning” can create an appearance of wrongdoing, even if not based on material nonpublic information.

9.3Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, such arrangements are strongly discouraged as they carry the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.

9.4Public-Traded Options
A transaction in a publicly traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the employee is trading based on inside information. Transactions in options also may focus the employee's attention on short- term performance at the expense of First Financial’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving First Financial, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

9.5Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as First Financial’s other security holders. Therefore, employees are prohibited from engaging in any such transactions involving First Financial securities.

10.0Maintenance of Confidentiality of Nonpublic Information Obtained from Customers
All employees are expected to maintain the confidentiality of nonpublic information received by First Financial in its business dealings or otherwise. The disclosure of such information to persons inside First Financial who have no need to know of the information or to individuals outside First Financial, whether or not in the form of trading recommendations or strategies involving the purchase or sale of the securities of First Financial or a customer or the securities of any other publicly-traded company based on the nonpublic information, is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants and other places where the discussions might be overheard, or through other means by which this information could be disseminated, such as in internet chat rooms, message boards or similar means.

11.0Regulation FD
SEC Regulation FD prohibits officers, directors, employees, and others from selectively disclosing material nonpublic information to members of the public including securities analysts, brokers, or First Financial’s stockholders. Any contacts or questions from such individuals should be referred to First Financial’s Chief Executive Officer or Chief Financial Officer. Likewise, if material nonpublic information is inadvertently disclosed, no matter the circumstances, the person making or discovering that disclosure should immediately report the facts to First Financial’s Chief Executive Officer or Chief Financial Officer. Designating an authorized spokesperson helps First Financial avoid claims of selective disclosure of material nonpublic information and to allow it, if necessary, in the case of non-

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

intentional disclosures, to make prompt public disclosure of the information in the form of a press release, Form 8-K or other permissible means of disclosure.

12.0Post-Termination Transactions
This policy continues to apply to you as long as you are in possession of material non-public information even after you have terminated employment. This means that if you are aware of material non-public information when your employment terminates, you may not trade in First Financial securities until that information has become public or is no longer material.

13.0Other
All questions relating to this policy should be addressed to the Investor Relations Department, the Chief Financial Officer, or Chief Executive Officer.

14.0Review of Policy
The Board of Directors shall review the First Financial Northwest Policy Governing Trading in Securities and Confidentiality of Inside Information for Employees annually, making such revisions and amendments as it deems appropriate. Management along with First Financial’s SEC Counsel will assist in such reviews and will bring specific matters requiring attention to the Board of Directors.

Approved:    March 27, 2024
The Board of Directors
First Financial Northwest, Inc.

First Financial Northwest, Inc.
Trading in Securities and Confidentiality of Inside Information for Employees

ACKNOWLEDGEMENT FORM
POLICIES GOVERNING TRADING IN SECURITIES AND CONFIDENTIALITY OF INSIDE INFORMATION FOR EMPLOYEES

The undersigned does hereby acknowledge receipt of the First Financial Northwest Policy Governing Trading in Securities and Confidentiality of Inside Information for Employees.

The undersigned has read and understands such policy and agrees to be governed by such policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Employee’s Name (printed)

Employee’s Signature:

Date Signed: